Exhibit 99.1

Item 5.:

Barenscheer, Canterbury Park official, dies at 61

STAR TRIBUNE                                                                                                                                                  August 17, 2004

Brian C. Barenscheer, a Bloomington banker who was among the group of investors behind the revival of horse racing at Shakopee’s Canterbury Park in 1994, died Friday at the age of 61. The cause was cancer.

The co-founder of an accounting firm, Boyum & Barenscheer P.L.L.P., and co-founder and chairman of American Bank, Barenscheer eventually became director of Canterbury Park and Card Club after joining principle investor Curtis Sampson in an early 1990s gamble that Minnesotans would someday return to the shuttered horse racing park.

The venture became a passion for Barenscheer as he took to owning horses and closely following the industry, said longtime business partner and friend Norlin Boyum of St. Paul.

“He was a very ethical, honest, hardworking person,” said Boyum, who first met Barenscheer in 1972. “He basically, as an accountant, put the clients well ahead of himself, and he worked late nights and weekends to try to make our clients successful.”

Barenscheer, chairman of American Bank in St. Paul, owned 8.3 percent of Canterbury’s stock. His was the third largest holding of stock among about 2,000 shareholders in Canterbury’s parent holding company. A street at Canterbury Park was named for him last month.

Barenscheer’s family moved from Grand Forks, N.D., where he was born, to South St. Paul, where he graduated from high school in 1960. He earned a business degree from the University of Minnesota in 1965.

After graduation, he began working for American National Bank and later at the accounting firm Anderson & Seiberlich, where he met Boyum. The two started their own firm in 1975. They acquired Phalen Bank of St. Paul in 1986, and, with partners, Dakota Bank in 1992. They merged the banks with Midway Bank after acquiring it in 2002, forming American Bank.

The merger was accompanied by a pledge from Barenscheer and his partners to avoid layoffs, a step that brought widespread admiration. American Bank is today the largest independent state-chartered bank in Minnesota.

“He always was concerned about making it fair for all parties,” said his son, John MacKany of Eden Prairie.

“More important for him was to do what’s right rather than worry about what was right for him,” said University of Minnesota Regent David Metzen, a friend for more than 50 years.

Barenscheer was a founder of the South St. Paul Educational Foundation, a director on several bank boards and many nonprofit organizations and was instrumental in starting the Canterbury Park Minnesota Fund. He was a member of the Bank Holding Company Association, the Southview Country Club, and Dunkers, a University of Minnesota athletics support organization. Barenscheer and his partners formed the American Bank Foundation in 2003 to assist disabled adults, at-risk children and people in need of affordable housing.

In addition to MacKany, he is survived by his mother, Alida Barenscheer of  Bloomington, and a brother, James.

Visitation will be held from 4 p.m. to 8 p.m. Wednesday at English-Meeker & Kandt Funeral Home, 140 8th Avenue North, St. Paul. A memorial service will be held at 11 a.m. Thursday at St. James Evangelical Lutheran Church, 460 West Annapolis Street, West St. Paul.